Exhibit 3.7
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
AEROGROW INTERNATIONAL, INC.
a Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

The undersigned, on behalf of AeroGrow International, Inc., a Nevada corporation (the “Company”), hereby certifies that pursuant to the authority contained in Article Four of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”) , the Company’s Board of Directors (the “Board”) has adopted the following resolutions creating a series of its preferred stock designated as Series A Convertible Preferred Stock:

Whereas, the Articles of Incorporation provides for a class of shares known as preferred stock, par value $0.001 per share, and 20,000,000 of which are issuable from time to time in one or more series (the “Preferred Stock”); and

Whereas, the Board is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them.

Now, Therefore, Be It Resolved, that the Board hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

A. Designation.  The series of Preferred Stock is hereby designated Series A Convertible Preferred Stock with a par value of $0.001 per share (the "Series A Preferred").

B. Authorized Shares.  The number of authorized shares constituting the Series A Preferred shall be 18,000 shares of such series.

C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. Dividend Rights.

(a) Series A Preferred Dividend.  Subject to the rights of any series of Preferred Stock of the Company that may come into existence from time to time, the holders of shares of Series A Preferred, in preference to the holders of any other capital stock of the Company, will be entitled to receive when, as and if declared by the Board, but only out of funds that are legally available therefor, cumulative cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing date hereof). Such cumulative dividends will be payable only when, as and if declared by the Board.

(b) The “Original Issue Price” of the Series A Preferred shall be $1,000.00 per share.

(c) So long as any shares of Series A Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Company’s common stock, par value $0.001 (the “Common Stock”), or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends set forth in Section 1(a) above shall have been paid or declared and set apart, except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer.

(d) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside, and in the same form of consideration, for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to:

(i) a dividend payable in Common Stock to which the provisions Section 4 apply; or

(ii) any repurchase of any outstanding securities of the Company that is approved by the Board, including the affirmative vote of the representatives of the Series A Directors (defined below).

(f) The right of the holders of Series A Preferred to receive payments of dividends under Section 1(a) may be waived by the holders of a majority of the outstanding Series A Preferred voting together as a single class.

2. Voting Rights.

(a) General Rights.  Each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock as a single class on an as-if-converted to Common Stock basis at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

(b) Separate Vote of Series A Preferred.  For so long holders of the Series A Preferred hold twenty-five percent (25%) of the Company’s outstanding capital stock on an as-converted-to Common Stock basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred voting as a single class shall be necessary for effecting or validating the following actions (including by way of merger or consolidation or otherwise):

(i) any amendment, alteration, repeal or waiver of any provision of the Articles of Incorporation or the Company’s Bylaws (including any filing of a Certificate of Designation);

(ii) any increase or decrease in the authorized number of shares of Preferred Stock, including the Series A Preferred;

(iii) any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable for equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, conversion, liquidation preference, registration rights, voting or dividends or any increase in the authorized or designated number of any such new class or series; or

(iv) the entry into any agreement to which the Company is a party regarding an Asset Transfer or Acquisition (each as defined in Section 3) or any other merger (whether or not the Company is the surviving corporation), consolidation, corporate reorganization, reclassification or recapitalization of the Company.

(c) Election of Board of Directors.

(i) For so long holders of the Series A Preferred hold twenty-five percent (25%) of the Company’s outstanding capital stock on an as-converted-to Common Stock basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing date hereof), the holders of Series A Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect three (3) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.  Each Series A Director shall be elected by the affirmative vote or consent of the holders of at least a majority of the then-outstanding Series A Preferred outstanding capital stock, voting together as a single class on an as-converted-to Common Stock basis.

(ii) The holders of Common Stock and the then-outstanding Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) Notwithstanding the provisions of Section 78.335 of the NRS, any Series A Director may be removed at any time (with or without cause) by the vote of the holders of at least a majority of all of the then-outstanding shares of Series A Preferred, voting as a separate class by (x) written consent, if the consenting holders of Series A Preferred hold a sufficient number of shares to remove such director at a meeting of stockholders or (y) in person or by proxy at a special meeting of holders of shares of Series A Preferred called for such purpose.  A Series A Director may not be removed by the vote or consent of the holders of Common Stock.  Any vacancy created by the removal, death or resignation of a Series A Director may be filled by the remaining Series A Director(s), provided, however, that the holders of at least a majority of all of the then-outstanding shares of Series A Preferred by (x) written consent, if the consenting holders of Series A Preferred hold a sufficient number of shares to elect their designee at a meeting of stockholders or (y) in person or by proxy at a special meeting of holders of shares of Series A Preferred called for such purpose, may override such appointment by the remaining Series A Director(s).

3. Liquidation, Asset Transfer or Acquisition Rights.

(a) Liquidation Preference of the Series A Preferred.  Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer (each, a “Liquidation Event”), and before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any other series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the greater of (i) one and a half (1.5) times the Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus any accrued but unpaid cumulative dividends (the “Series A Liquidation Amount”) or (ii) the amount a share of Series A Preferred would be entitled to receive in such Liquidation Event if such share of Series A Preferred were to be converted to Common Stock immediately prior to such Liquidation Event.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the Series A Liquidation Amount, then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

(b) Deemed Conversion.  Notwithstanding Section 3(a) above, solely for purposes of determining the amount each holder of shares of Series A Preferred is entitled to receive with respect to a Liquidation Event, the Series A Preferred shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of the Series A Preferred (including taking into account the operation of this paragraph (b) with respect to all  Series A Preferred), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of Series A Preferred which had not converted such Series A Preferred into shares of Common Stock.  If holders of Series A Preferred are treated as if they had converted shares of Series A Preferred into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a)(i) that would otherwise be made to holders of such series of Series A Preferred

(c) Remaining Assets.  After the payment of the full liquidation preferences of the Series A Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed to the holders of the Common Stock, pro rata based on the number of shares of Common Stock held by each holder.

(d) Acquisition and Asset Transfer.  For the purposes of this Certificate of Designations: (i) “Acquisition” shall mean (A) any consolidation, share exchange or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, share exchange, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving or successor entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than fifty percent (50%) of the voting power of such affiliated entity) immediately after such consolidation, share exchange, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean a sale, lease, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company.  At the election of the holders of at least a majority of the outstanding Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis, an Acquisition or Asset Transfer may be determined not to be considered a Liquidation Event under this Section 3.

(e) Determination of Value if Proceeds Other than Cash.  In any Acquisition or Asset Transfer, if the consideration to be received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board in accordance with this Section 3(e).

4. Conversion Rights.

The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate then in effect (as defined below and as determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

(b) Series A Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price by the Series A Preferred Conversion Price (as defined below), calculated as provided in Section 4(c).

(c) Series A Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be $0.20 as of the date of the filing of this Certificate of Designations (the “Series A Preferred Conversion Price”).  Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4.  All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion.  Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss and a written agreement reasonably acceptable to the Company to indemnify the Company from any loss, damage, cost or expense incurred by the Company arising out of or relating to such lost certificate, at the office of the Company or any transfer agent for the Series A Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series A Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board as of the date of such conversion), any dividends declared but unpaid thereon and (ii) in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering such Series A Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series A Preferred shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

(e) Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the date that the first share of Series A Preferred is issued (the “Series A Original Issue Date”) the Company effects a split or subdivision of the outstanding Common Stock without a corresponding split or subdivision of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before that split or subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Series A Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

 (f) Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time after the Series A Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution payable in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series A Preferred on an as-if converted to Common Stock basis, the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

(i) the Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issued or issuable (including shares of Common Stock issued or issuable upon exercise of any securities convertible into, or exchangeable for, shares of, Common Stock) in payment of such dividend or distribution.

(ii) if the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be adjusted according to Section 4(f)(i) above as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date as if such dividend or distribution had been paid or made in full on such record date; and

(iii) if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer (as defined in Section 3) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.  As a condition to any such recapitalization, reclassification, merger, consolidation or other transaction contemplated above, the Company shall reserve a sufficient number of the shares or securities, or a sufficient amount of the property, received or to be received to allow for the conversion of all outstanding shares of Series A Preferred in accordance with this Section 4(g).

(h) Sale of Shares Below Series A Preferred Conversion Price.

(i) If at any time or from time to time after the Series A Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 4(e), 4(f) or 4(g) above, without consideration (in which case the Company shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued) or for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (x) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (y) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock outstanding immediately preceding the event giving rise to the Qualifying Dilutive Issuance, (y) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be converted if fully converted immediately preceding the event giving rise to the Qualifying Dilutive Issuance, and (z) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other vested rights, options and convertible securities outstanding immediately preceding the event giving rise to the Qualifying Dilutive Issuance.

(ii) No adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one cent per share.  Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, and if the Effective Price of such Additional Shares of Common Stock issued or deemed to be issued as provided below is less than the Series A Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.  In either such case, the Series A Preferred Conversion Price shall be readjusted accordingly.

(D) No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred.

(v) Notwithstanding any other provisions of this Section 4(h), except to the limited extent provided for in Section 4(h)(iv), no adjustment of the Series A Preferred Conversion Price pursuant to this Section 4(h) shall have the effect of increasing such Series A Preferred Conversion Price above the Series A Preferred Conversion Price in effect immediately prior to such adjustment.

(vi) For the purpose of making any adjustment to the Series A Preferred Conversion Price required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series A Preferred or as a dividend or distribution on the Series A Preferred;

(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to stock purchase or stock option plans or other similar arrangements approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Series A Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or commercial credit or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution entered into primarily for non-equity financing purposes approved by the Board;

(E) shares of Common Stock issued in connection with any stock split, stock dividend, reclassification or similar non-economic event by the Company;

(F) shares of Common Stock or Convertible Securities issued pursuant to a transaction or series of related transactions with respect to which the holders of at least a majority of the outstanding shares of the Series A Preferred have waived any adjustment of the Series A Preferred Conversion Price pursuant to this Section 4(h) in connection with the issuance of such securities;

(G) shares of Common Stock and/or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination by the Board;

(H) all securities issued or issuable to the purchasers of Series A Preferred pursuant to the Series A Preferred Stock and Warrant Purchase Agreement dated on or about the Series A Original Issue Date (the “Series A Purchase Agreement”), including warrants to purchase Series A Preferred, shares of Series A Preferred (whether issued initially pursuant to the Series A Purchase Agreement or upon the exercise of warrants) and all shares of Common Stock issued or issuable upon conversion of Series A Preferred; and

(I) all securities issued or issuable to the purchasers of Series A Preferred pursuant to agreements with investors entered into subsequent to the Series A Original Issue Date but which agreements contain terms that are substantially similar to the Series A Purchase Agreement.

References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, determinable.

(vii) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A Preferred Conversion Price shall be reduced to the Series A Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Other Distributions.  Subject to the terms of Section 1, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Section 4, then, in each such case for the purpose of this Section 4, the holders of Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(j) Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities or property issuable upon conversion of the Series A Preferred, if such series of the Series A Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of the Series A Preferred at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Aggregate Consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, and (iv) the type and amount, if any, of other securities or property that at the time would be received upon conversion of such series of the Series A Preferred.

(k) Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any Liquidation Event or other voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least ten (10) days prior to (x) the record date, if any, specified therein, or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least a majority of the then outstanding Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, Liquidation Event, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, Liquidation Event, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, at any time upon the affirmative election of the holders of at least a majority of the then outstanding shares of the Series A Preferred voting together as a single class on an as-if-converted to Common Stock basis.

(ii) Upon the occurrence of the events specified in Section 4(l)(i) above, the outstanding shares of  Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and the holder thereof shall have all rights with respect to the Common Stock to be received regardless of the timing of the delivery of new stock certificates; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of any series of the Series A Preferred, the holders of such series of the Series A Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such series of the Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any dividends declared but unpaid thereon shall be paid in accordance with the provisions of Section 4(d).

(m) Fractional Shares.  No fractional shares of Common Stock or Series A Preferred shall be issued upon conversion of any Series A Preferred.  All shares of Common Stock (including fractions thereof) or Series A Preferred, as applicable, issuable in connection with the conversion of shares of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s or Series A Preferred’s fair market value as applicable (as determined in good faith by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

(q) No Dilution or Impairment. The Company will not, by amendment of this Certificate of Designation or its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Series A Preferred against impairment.

5. No Reissuance of Series A Preferred.

Any shares of Series A Preferred that are redeemed or otherwise acquired by the Company or any of its subsidiaries by reason or purchase, conversion, or otherwise shall be automatically and immediately canceled and shall not be reissued, sold or transferred.  Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred following redemption.

6. Waiver.

Any of the rights, powers, preferences and other terms of the Series A Preferred set forth herein may be waived on behalf of all holders of Series A Preferred by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series A Preferred voting as a single class on an as-if-converted to Common Stock basis.

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In Witness Whereof, AeroGrow International, Inc. has caused this Certificate of Designations of Series A Convertible Preferred Stock to be executed by its Chief Executive Officer, this 30th day of June, 2009.

AeroGrow International, Inc.

By:	/s/ Jervis B. Perkins
Name: Jervis B. Perkins
Title: Chief Executive Officer